UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March  23, 2012 (March 22, 2012)

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Route de la Corniche 4
1066 Epalinges, Switzerland		NA
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +011 41 21 653 4535

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The registrant ("Mymetics") appointed Dr. Christopher S. Henney, Ulrich Burkhard and Grant Pickering to the Board of Directors of Mymetics.  Coincident with these appointments Jacques-François Martin, Martine Reindle, Christian Rochet and Sylvain Fleury have resigned from the Board of Directors.  Dr. Henney was also appointed to the role of Chairman of the Board of Directors of Mymetics.  In addition, Mymetics appointed Grant Pickering as President and Chief Executive Officer following the notice of resignation last month by Jacques-François Martin in which he stated that he would resign as the President and CEO of Mymetics not later than May 1, 2012. The changes in the members of the Board of Directors, the Chairmanship and the President and CEO of Mymetics are made in connection with the efforts of Mymetics to finance the development of its vaccines and to pursue new strategic directions, including the potential change of the company's location from Switzerland to the United States.

Christopher S. Henney, Ph.D., age 71, serves as chairman of the board of directors of Oncothyreon Inc. and Anthera Pharmaceuticals, Inc. and vice-chairman of the board of directors of Cyclacel Pharmaceuticals, Inc., all development-stage publicly traded biotechnology companies.  From 1995 to 2003, Dr. Henney was chairman and chief executive officer of Dendreon Corporation, a publicly-traded biotechnology company that he co-founded and from 2003 to 2005 continued as executive chairman. Dr. Henney was also a co-founder of Immunex Corporation and ICOS Corporation, both publicly-traded biotechnology companies. Dr. Henney was the chairman of SGX Pharmaceuticals, Inc., a biotechnology company acquired by Eli Lilly in 2008. Dr. Henney received a Ph.D. in experimental pathology from the University of Birmingham, England, where he also obtained his D.Sc. for contributions in the field of immunology. In 2011, he received the honorary degree of Doctor of the University from his alma mater for contributions to the biotechnology industry. Dr. Henney is a former professor of immunology and microbiology and has held faculty positions at Johns Hopkins University, the University of Washington and the Fred Hutchinson Cancer Research Center. Mymetics believes that it can benefit from Dr. Henney's experience in working with biotechnology companies from founding through commercialization of their products and that Dr. Henney will help guide its board of directors in the company's growth and the clinical development and commercialization of its vaccine candidates.

Grant E. Pickering, age 44, has served since January 2011 as Executive-in-Residence at Kleiner Perkins Caufield & Byers, a venture capital firm located in Menlo Park, California, where he has focused on the sourcing and evaluation of deal flow in its Life Sciences Group and on new investments and company formation in the therapeutics and HIT fields.  Since February 2008 Mr. Pickering has served as President and Chief Executive Officer and a Director of Juvaris BioTherapeutics, Inc., roles he continues to fill since the company is awaiting proceeds from licensee development and commercialization.  In January 2006 Mr. Pickering founded Pharmada, Inc., a biopharmaceutical company focused on developing late pre-clinical and clinical stage small-molecule therapeutics for the treatment of cancer, and served as its President and Chief Executive Officer.  Mr. Pickering held multiple senior management roles and was a corporate officer at Dendreon Corporation, a publicly traded biotechnology company, from 2000 to 2005. Prior to 2000 Mr.Pickering held various sales,marketing and business development positions with Johnson & Johnson, Glaxo, Inc. and Algos Pharmaceutical Corporation, a publicly-traded biothechnology company. Mr. Pickering received his B.S.  degree from The Pennsylvania State University and his MBA from Georgetown University. Mymetics believes that it will benefit from not only Mr. Pickering’s executive experience, but also his experience in developing and commercializing novel biopharmaceuticals and in attracting financing to do so.

Ulrich Burkhard, age 51,  is Co-Founder, Managing Partner and Director of Marcuard Family Office, a multi-client family office founded in 1998 and located in Zurich, Switzerland, providing asset management advice. From 1994 to 1998, Mr. Burkhard held overall responsibility for Latin American marketing and relationship management at Bank J. Vontobel & Co. Ltd., Zurich, and was appointed First Vice President in 1995. From 1989 to 1994, Mr. Burkhard was Head of Private Banking Latin America at Vontobel USA Inc., New York, and was appointed Vice President in 1990. From 1987 to 1989, he worked at Bank J. Vontobel & Co. Ltd. as Head of Staff of the CEO’s office. Mr. Burkhard began his career at Bank J. Vontobel & Co. Ltd., Zurich in 1978, focusing on global investment management and private banking. Mr. Burkhard holds a Bachelor of Science and Business Administration degree from the University of Applied Sciences, Zurich. Mymetics believes that it will benefit from the significant financial expertise of Mr. Burkhard as it seeks to attract capital for its future growth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 23, 2012	MYMETICS CORPORATION

	By:	/s/ Jacques-François Martin
Jacques-François Martin
President and CEO